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Iterum Therapeutics plc

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ITERUM h e r a p e u t i c s Extraordinary General Meeting of Shareholders August 1, 2023 Oral and IV treatment for serious bacterial infections ITERUM h e r a p e u t i c s

Forward-looking Statements This presentation contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding Iterum’s growth strategy, the way Iterum intends to advance its business and Iterum’s ability to raise capital through issuances of shares for cash. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “would”, “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside Iterum’s control, including uncertainties inherent in the design, initiation and conduct of clinical and non-clinical development, including Iterum’s ongoing Phase 3 clinical trial for oral sulopenem for the treatment of uncomplicated urinary tract infection, or our REASSURE clinical trial, the availability and timing of data from the REASSURE clinical trial, changes in regulatory requirements or decisions of regulatory authorities, the timing or likelihood of regulatory filings and approvals, including the potential resubmission of the new drug application for oral sulopenem, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of Iterum’s expectations regarding how far into the future Iterum’s cash on hand will fund Iterum’s ongoing operations, Iterum’s ability to maintain its listing on the Nasdaq Capital Market, risks and uncertainties concerning the outcome, impact, effects and results of Iterum’s evaluation of corporate, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, strategic, financial or financing alternative and Iterum’s ability to complete one at all and other factors discussed under the caption “Risk Factors” in Iterum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other documents filed with the Securities and Exchange Commission from time to time. Forward-looking statements contained herein represent Iterum’s beliefs and assumptions only as of July 6, 2023. Except as required by law, Iterum undertakes no obligation to update these forward-looking statements publicly as a result of new information, future events or changes in Iterum’s expectations.

We Are a Clinical-Stage Pharmaceutical Company with Significant Future Capital Needs We are a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings. • We are currently enrolling patients in a Phase 3 clinical trial for oral sulopenem, our only product candidate, for the treatment of women with uncomplicated urinary tract infections and expect to complete enrollment in the first half of 2024. Based on our current operating plan, we estimate that our cash, cash equivalents and short-term investments as of March 31, 2023 should be sufficient to fund our operating expenses until mid-2024. • We have no products approved for sale and the clinical development of sulopenem requires significant capital – Until such time as we successfully obtain regulatory approval for sulopenemand achieve substantial positive cash flows from the commercialization of sulopenem, which may never occur, we will continue to rely heavily on efficient access to the capital markets in order to fund our operations. ITERUM h e r a p e u t i c s

We are Incorporated in Ireland and Listed in the US Iterum was founded in Ireland in 2015 and is an Irish public limited company. • Since May 2018, our ordinary shares have been listed exclusively on either The Nasdaq Capital Market or The Nasdaq Global Market. • Although we are (and have always been) an Irish company, we are considered to be a U.S. domestic reporting company under SEC rules – we are not a foreign private issuer within the meaning of SEC rules. CONFIDENTIAL ITERUM h e r a p e u t i c s

What it Means to be Listed Exclusively in the U.S. and Incorporated in Ireland Because we are incorporated in Ireland: – We follow Irish corporate law and are bound by Irish corporate law restrictions on share issuances. • Because our ordinary shares are listed exclusively in the U.S. and the U.S. capital markets are the sole public capital markets for our ordinary shares: – We follow the rules and regulations of the SEC and Nasdaq rules and listing standards. – We are subject to the same governance and share issuance requirements as all U.S. domestic reporting companies listed on Nasdaq. – We are committed to following customary U.S. capital markets practices and corporate governance standards. CONFIDENTIAL ITERUM h e r a p e u t i c s

What is Proposal 1? Under Irish law, our Board must be authorized by shareholders to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis (referred to as the statuary pre-emption right). • Since our formation in 2015, our Board has been authorized by shareholders to issue shares without first applying the statutory pre-emption right. • Under Irish law, this pre-emption right opt-out authority may be granted for a maximum period of five years – Our current authority was last approved by our shareholders on January 28, 2021and extends only to authorized but unissued shares at that time (20,000,000 ordinary shares and 100,000,000 preferred shares – the “Previously Exempt Shares”) and until January 26, 2026. • In May 2023, at the Annual General Meeting (AGM), shareholders granted our Board authority to allot up to an additional 60,000,000 ordinary shares. • Proposal 1 asks our shareholders to renew, for an additional five years, the same pre-emption right opt-out authority for the Previously Exempt Shares and for the additional shares approved at the May 2023 AGM. This proposal requires an affirmative vote of 75% of the votes cast on the proposal. • The pre-emption opt-out authority is capped at our authorized share capital and Proposal 1 does not seek to increase the authorized share capital. CONFIDENTIAL ITERUM h e r a p e u t i c s

Why Proposal 1 is Important and Why You Should Vote “FOR” Renewal and expansion of our Board’s current pre-emption right opt-out authority is fundamental to the way we intend to advance our business and increase shareholder value – which depends on our ability to efficiently raise capital. • Our Board needs the continued flexibility to quickly take advantage of opportunities to efficiently and cost-effectively raise capital through share issuances for cash. • As a clinical-stage company, we rely heavily on access to the capital markets in order to fund our operations, and until such time that we successfully obtain regulatory approval for sulopenem and achieve substantial positive cash flows from commercialization of sulopenem, which may never occur, we will continue to do so. • Renewing and expanding our Board’s pre-emption right opt-out authority will allow us to more efficiently and cost-effectively access the capital that we believe is necessary for us to continue to execute on our business plans and strategy, without competitive disadvantage – i.e., on an equal footing with our non-Irish, Nasdaq listed peer companies. • In addition to the Irish corporate law restrictions on share issuances, we are and will continue to be subject to the shareholder approval and other requirements of Nasdaq and the SEC with respect to share issuances. CONFIDENTIAL ITERUM h e r a p e u t i c s

What if Proposal 1 is Not Approved? We are currently severely limited in the number of authorized and unissued shares we can efficiently offer for cash. Based solely on the last reported sale price of our ordinary shares on Nasdaq on May 31, 2023 of $1.15 per share, and assuming we issue for cash the maximum number of ordinary shares we are currently authorized to issue for cash pursuant to our existing authority, the maximum aggregate gross cash proceeds that we could potentially raise is $5.77 million. • If Proposal 1 is not approved, in any capital raising transaction where we propose to issue shares for cash, we would be required to first offer those shares to our existing shareholders in a pro-rata rights offering. • We believe the requirement to conduct a rights offering in connection with our future equity capital raising activities would negatively impact the price at which we are able to sell our shares and could potentially result in greater dilution to our existing shareholders or require us to seek alternative funding arrangements which may be unavailable or only available on unfavorable terms. • Our inability to raise funds efficiently when needed or on favorable terms may cause investors to lose confidence in us, which may cause our share price to decline. • Without the ability to efficiently raise equity capital to fund our operations, we may be required to delay, limit, reduce or terminate our sulopenemdevelopment program or grant rights to develop and market sulopenem that we would otherwise prefer to develop ourselves. CONFIDENTIAL ITERUM h e r a p e u t i c s

What if Proposal 1 is Not Approved? (cont.) Principal and interest on the outstanding Exchangeable Notes become due on January 31, 2025. We may not have enough available cash or be able to obtain financing at that time or, if Proposal No. 1 is not approved, be able to efficiently and cost effectively engage in equity capital raising prior thereto. Our Board can still issue the 60,000,000 ordinary shares which were approved at the AGM in May 2023 even without approval of the pre-emption opt-out proposal. However, such an issuance would entail a more onerous, drawn out, costly process for Iterum, which would likely result in more dilution to shareholders.

ITERUM h e r a p e u t i c s